EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE

Contact:	Melvin Melle, Chief Financial Officer (800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2006
Dallas, Texas, May 15, 2006 — The Hallwood Group Incorporated (“Hallwood Group”)(AMEX-HWG) today reported results for the first quarter ended March 31, 2006.
For the quarter, net income was $464,000, or $0.30 per share, assuming dilution, compared to $906,000, or $0.60 per share, in 2005, on revenue of $30.8 million and $37.3 million, respectively.
Following is a comparison of results for the 2006 and 2005 quarters:
Operating Income (Loss). Operating income (loss) for the 2006 and 2005 quarters, primarily from textile products operations, was $1.3 million and $1.8 million, on revenue of $30.8 million and $37.3 million, respectively. Operating income and revenue declined primarily due to a decrease in military sales to $15.7 million in 2006 from $21.4 million in 2005. Revenue for the 2005 quarter included $931,000 from a former energy subsidiary that was sold in May 2005.
Other Income (Loss). Other income (loss) consists of equity losses from its minority investment in affiliated Hallwood Energy, L.P. (and predecessor entities), interest expense, interest income and other income and expense.
Other income (loss) for the 2006 and 2005 quarters, was a loss of $359,000 and income of $97,000, respectively. The equity loss was $350,000 for the 2006 quarter, compared to a loss of $306,000 in 2005. The 2005 quarter included a reduction to the December 2004 gain on sale of the Company’s investment in Hallwood Energy Corporation in the amount of $113,000. Interest expense was $117,000 and $132,000, in the 2006 and 2005 quarters, respectively. Interest income and other income and expense was $108,000 and $648,000 in the 2006 and 2005 quarters, respectively. The decrease in interest income was the result of lower amounts of cash and marketable securities in 2006.
Income Tax Expense. For the first quarter of 2006, income tax expense was $483,000, which included $250,000 of non-cash deferred federal tax expense and $233,000 of state tax expense, compared to the first quarter of 2005 income tax expense of $1.0 million, which included $491,000 of non-cash deferred federal tax expense, $6,000 of current federal tax expense and $508,000 of state expense.

The following table sets forth selected financial information for the three months ended March 31, 2006 and 2005.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
Revenue	$30,775	$37,326

Operating Income	$1,306	$1,814
Other income (loss)	(359)	97

Income before income tax expense	947	1,911
Income tax expense	483	1,005

Net income	$464	$906

PER COMMON SHARE
BASIC:
Net income	$0.31	$0.68

Weighted average shares outstanding	1,511	1,326

ASSUMING DILUTION:
Net income	$0.30	$0.60

Weighted average shares outstanding	1,523	1,509

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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